# Annual Report

## Cover Page

Name of issuer:

Happy Tax Holding Corp

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: DE

Date of organization: 2/23/2017

Physical address of issuer:

919 NORTH MARKET STREET
SUITE 425
WILMINGTON DE 19801

Website of issuer:

https://GetHappyTax.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

10

| | Most recent fiscal year-end: | Prior fiscal year-end: |
|---|---|---|
| Total Assets: | $984,487.00 | $217,485.00 |
| Cash & Cash Equivalents: | $233,492.00 | $60,204.00 |
| Accounts Receivable: | $0.00 | $0.00 |
| Short-term Debt: | $310,468.00 | $366,305.00 |
| Long-term Debt: | $0.00 | $0.00 |
| Revenues/Sales: | $1,657,547.00 | $861,414.00 |
| Cost of Goods Sold: | $0.00 | $0.00 |
| Taxes Paid: | $0.00 | $0.00 |
| Net Income: | $594,005.00 | ($281,290.00) |

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

# Changes Since Your Last Wefunder Filing

Would you like to include a message to your investors in your annual report?

No

Have there been changes to your directors or officers?

No

Have there been changes to your list of principle security holders?

No

Have there been other exempt offerings that the issuer has conducted that weren't included in the issuer's last Form C filing with Wefunder?

No

Have there been any other changes that investors should be aware of?

No

# Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

## THE COMPANY

1. Name of issuer:

Happy Tax Holding Corp

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding? ☑ Yes ☐ No

Reason for failure to comply:

The issuer failed to comply due to the late filing of the 2016 Annual Report.

## DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

| Director | Principal Occupation | Main Employer | Year Joined as Director |
|---|---|---|---|
| Keith Alessi | CEO | Retired | 2017 |
| Mario Costanz | CEO | Happy Tax | 2017 |
| Melissa Salyer | EVP of Business Development | Happy Tax | 2017 |
| Ted Muftic | CFO | Happy Tax | 2017 |
| Marcus Slater | VP of Marketing | Happy Tax | 2017 |

For three years of business experience, refer to Appendix D: Director & Officer Work History.

## OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

| Officer | Positions Held | Year Joined |
|---|---|---|
| Mario Costanz | CEO | 2017 |
| Mario Costanz | President | 2017 |
| Ted Muftic | CFO | 2017 |
| Marcus Slater | VP of Marketing | 2017 |
| Marcus Slater | Secretary | 2017 |

For three years of business experience, refer to Appendix D: Director & Officer Work History.

*INSTRUCTION TO QUESTION 5: For purposes of this Question 5, the term officer means a president, vice president, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and Anyperson routinely performing similar functions.*

## PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

| Name of Holder | No. and Class of Securities Now Held | % of Voting Power Prior to Offering |
|---|---|---|
| Mario Costanz | 6,910,000 Class A Shares | 96.22 |

*INSTRUCTION TO QUESTION 6: The above information must be provided as of a date that is no more than 120 days prior to the date of filing of this offering statement.*

*To calculate total voting power, include all securities for which the person directly or indirectly has or shares the voting power, which includes the power to vote or to direct the voting of such securities. If the person has the right to acquire voting power of such securities within 60 days, including through the exercise of any option, warrant or right, the conversion of a security, or other arrangement, or if securities are held by a member of the family, through corporations or partnerships, or otherwise in a manner that would allow a person to direct or control the voting of the securities (or share in such direction or control — as, for example, a co-trustee) they should be included as being "beneficially owned." You should include an explanation of these circumstances in a footnote to the "Number of and Class of Securities Now Held." To calculate outstanding voting equity securities, assume all outstanding options are exercised and all outstanding convertible securities converted.*

## BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

*INSTRUCTION TO QUESTION 7: Wefunder will provide your company's Wefunder profile as an appendix (Appendix A) to the Form C in PDF format. The submission will include all Q&A items and "read more" links in an un-collapsed format. All videos will be transcribed.*

*This means that any information provided in your Wefunder profile will be provided to the SEC in response to this question. As a result, your company will be potentially liable for misstatements and omissions in your profile under the Securities Act of 1933, which requires you to provide material information related to your business and anticipated business plan.* ***Please review your Wefunder profile carefully to ensure it provides all material information, is not false or misleading, and does not omit any information that would cause the information included to be false or misleading.***

## RISK FACTORS

**The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.**

**These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.**

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> Our business is seasonal in that we assist CPAs and tax preparers prepare tax returns from January through April and sell franchises, area representative agreements and independent contractor agreements from May through December. As a seasonal business, additional financial risks are present that are not present in non-seasonal businesses where cashflow is consistent throughout the year.
>
> As a high growth company, we may not be able to sustain the rapid growth we are currently experiencing as we scale. As a growing business, we need to be able to retain our current executives and attract additional talented professionals in order to continue to operate and grow our business.
>
> Our franchisees, independent contractors and we experience competition from many providers of tax preparation services, including do-it-yourself software services and forms in the industry. As an industry innovator, our concept is new and up against many established choices to consumers of our services. We utilize some software from third party providers and if their software doesn't preform it could affect our results.
>
> We own trademarks and patents to protect our brand and inventions. If others infringe, we would have to protect against the infringement as we have in the past. Doing so could be expensive and impact our profitability.
>
> As a business that has field representatives, their actions could impact our reputation. Franchisees, area representatives, or independent contractors could have disagreements with our staff or our agreements which could affect our results from their operations. As a system of doing business that teaches our franchisees, independent contractors how to operate, should they not follow our direction and implement our marketing, our results from their operations could be impacted.

Because of the nature of this business involving many franchisees, independent contractors and/or area representatives, we may be named in lawsuits from time to time. If we were unsuccessful in any of these lawsuits, such losses could adversely impact our cashflow. From time to time, we issue promissory notes to franchisees or area representatives for a portion of their franchise fees. If they default, that could impact our projected cash-flows. The actions of our field representatives, franchisee and independent contractors could affect our reputation. As well, certain independent contractors or franchisees that maintain certain licenses could lose their licenses for their independent actions, which might further affect our reputation.

Government changes to the current regulations or tax simplification could impact our operations and profitability.

As a non-public startup company, there may be little or no market to dispose of any position you hold in our company should you want to sell your interests in the Company prior to any future Company buyback, sale or public offering. We guarantee our filings prepared by our CPAs so that if our CPAs commit an error, any refunds could impair our cash-flows.

Two patents were filed to the United States Patent and Trademark Office which will be used by Happy Tax. Although this pending patent will be used entirely towards the success of Happy Tax, and there are perpetual licensing agreements in place with the company, it should be noted that the patent is not specifically assigned to the company.

*INSTRUCTION TO QUESTION 8: Avoid generalized statements and include only those factors that are unique to the issuer. Discussion should be tailored to the issuer's business and the offering and should not repeat the factors addressed in the legends set forth above. No specific number of risk factors is required to be identified.*

# Ownership and Capital Structure

### DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

| Class of Security | Securities (or Amount) Authorized | Securities (or Amount) Outstanding | Voting Rights |
|---|---|---|---|
| Debt Securities | 240000 | 240000 | No |
| Other | 1000000 | 1000000 | |
| Class A Common Stock | 6,910,000 | 6,910,000 | Yes |
| Class B Common Stock | 1,464,000 | 1,464,000 | Yes |

| Class of Security | Securities Reserved for Issuance upon Exercise or Conversion |
|---|---|
| Warrants: | |
| Options: | 1,626,000 |

24. Describe the material terms of any indebtedness of the issuer:

**Interim finance debt security**. We have $240,000 dollar committed promissory note with a private lender closed in Jan 2016, which we refer to as our interim finance debt security. We use this loan to finance tax season operations prior to revenue recognition. Interest on this loan made under our interim finance debt security at is payable at $50,000 dollars by May 3, 2017 under a joint venture agreement. There is no other interest required. All borrowings under the interim finance debt security are due on May 3, 2017. We were in compliance with all terms of said debt security as of April 30, 2017. Our obligations under the interim line of credit were secured by cash held in escrow.

*INSTRUCTION TO QUESTION 24: name the creditor, amount owed, interest rate, maturity date, and any other material terms.*

25. What other exempt offerings has the issuer conducted within the past three years?

| Offering Date | Exemption | Security Type | Amount Sold | Use of Proceeds |
|---|---|---|---|---|
| 9/2016 | 4(a)(2) | SAFE | $1,000,000 | General operations |

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

Mario Costanz, CEO of Happy Tax invested $1m in the company on a SAFE with a $10mm valuation cap in September 2016.

*INSTRUCTIONS TO QUESTION 26: The term transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.*

*Beneficial ownership for purposes of paragraph (2) shall be determined as of a date that is no more than 120 days prior to the date of filing of this offering statement and using the same calculation described in Question 6 of this Question and Answer format.*

*The term "member of the family" includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the person, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.*

*Compute the amount of a related party's interest in any transaction without regard to the amount of the profit or loss involved in the transaction. Where it is not practicable to state the approximate amount of the interest, disclose the approximate amount involved in the transaction.*

# FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

- ☑ Yes
- ☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

**Overview**. We are a growing provider of technology-enabled tax preparation solutions for individuals and businesses. We leverage our proprietary technology, deep expertise and partner and vendor relationships to help tax filers more conveniently file their tax returns utilizing our U.S. based network of CPAs.

Our revenue from tax preparation operations represented 100% of our total revenue during the fiscal year ended April 30, 2017.

We derive these tax preparation revenues through, 1) Fees from the sale of Franchise and Area Representative Agreements, 2) Fees from the operations of Independent Contractors who work for us, 3) Royalty, advertising, tax preparation, and other fees related to operations of our Franchisees and Area Representatives, 4) Interest income related to loans extended to our partners, and 5) Fees from the sale of financial products to our clients, such as Refund Advances and Checks.

The sale of Franchise and Area Representative Agreements and Fees from the operations of Independent Contractors who work for us are rapidly growing areas of our business. This recent growth was largely driven by having added on additional staff and key executives in 2016 that have influenced a number of operational efficiencies to drive growth. In contrast, our revenue from tax preparation fees for tax returns prepared by an acquisition we made in 2015 has caused a drop in the year ending April 30, 2017 tax preparation fees as compared to the same period in the prior year. This decrease was driven by the fact that we sold off that asset that was producing the majority of those fees in 2016 in order to re-allocate and invest the proceeds from that sale into our franchise operations and stay focused on building our core business.

We originally founded our business in 2014 to sell franchises. As we have grown and evolved since that time, we had the following key milestones in the development of our business:

- In 2015, in our first 3 months of selling franchises, we awarded 30 franchises across the U.S.

- In December of 2015, we acquired a competitor.

- In 2016, we had a successful research and development first tax season and saw that there was demand for our type of service.

- We have filed patent applications on our technology and methodologies.

- We have upgraded our marketing assets and increased our exposure through additional expenditures on advertising.

- We have developed an entry level model for those that are unable to purchase a franchise with its $20,000 fee called our independent contractor program where budding entrepreneurs can get started with an upfront investment of $199 and receive a lower percentage of the revenue they generate.

- We have started offering a larger franchise revenue option for those that want to become our partner in a geographic area. We sell these areas based off of a calculation of 0.25 cents per person in the population in return for 50% of our royalties and franchise fees in that given area.

As we have expanded our capacity, availability and capabilities, particularly the growth in our independent contractor and area representative programs has accelerated. As an early-stage company, we have experienced losses in our first year of operating history, although these losses turned into a profit in the follow year as we continue to grow (primarily due to notes received from Area Representatives and Franchisees for the purchase of their franchise agreements fiscal year 2017):

- Our total revenue of $1,657,547 during the year ended April 30, 2017 was up from $861,414 during the previous year.

- Our net income was $594,005  during the year ended April 30, 2017 from -$281,290 during the prior year.

- As we continue to grow and sell additional franchises, area representative agreements and independent contractor agreements, our profitability may increase. Our initial year loss was due to re-investing revenues and profits into growing the company. Our profits in fiscal year 2017 came primarily from increased franchise fees and receiving notes from some of our incoming area representatives and franchisees.

We expect to increase the growth rate our business. Although there is no guarantee that our historical results or cash flows (as described below and in our financial statements) will continue to develop in the same way as they have in the past few years, we expect generally to grow in the coming years. Nonetheless, it may be years before Investors see a return on their investment, if they do at all.

The following trends or uncertainties could affect our financial condition, including the liquidity, cash flow and capital resources described below:

- If there were a trend against people buying or starting businesses, that could negatively affect our cashflow.

- If there were major tax reform, such reform could negatively affect our business (although it could be nearly a decade before such reform might impact the business).

Liquidity. The following table summarizes our cash and cash equivalents and loans currently receivable for the periods indicated (as of April 30, 2017):

Cash and cash equivalent: $233,492
Loans Receivable: $876,823
Loan Receivable: $94,761
Total: $1,205,076

Our cash and cash equivalents as of April 30, 2017 were held for working capital purposes. We do not enter into investments for trading or speculative purposes. Our policy is to invest any cash in excess of our immediate requirements in investments designed to preserve capital and provide liquidity. Accordingly, our cash and cash equivalents are invested primarily in demand deposit accounts, certificates of deposit and money market funds that are currently providing only a minimal return.

We anticipate using our available cash for operations within six months. We base this estimate on historical cash flows and budgets for expansions.

We expect that the proceeds of this offering will improve our liquidity and provide additional working capital for our Company and capital to pursue increased marketing initiatives, building out new technologies and implementing new programs to increase our revenues.

The proceeds of this offering will enable the business to continue to pursue its main activities and are necessary to our viability. The proceeds will improve liquidity in the future as they will be directly invested in growing our base of franchisees, area representatives and independent contractors, all of which contribute to additional revenues through up front fees and ongoing fees paid to the company for their origination of tax returns.

Our cash held as of April, 2017 was 287% greater than cash held as of the same date in prior year. This increase resulted primarily from an increase in cash invested by our principal, due to additional investment and other factors.

Cash used in operating activities. Net cash used in operating activities consisted of net income adjusted for certain non-cash items including depreciation and amortization, bad debt expense, stock-based compensation and deferred income taxes, as well as the effect of changes in working capital and other activities.

Net cash provided by operating activities was -$55,546 for the year ended April 30, 2017, which was driven by reinvesting cashflows in building our technology, operations, systems, processes and marketing to continue growing our company.

Net cash provided by operating activities was -$64,796 for the year ended April 30, 2016, which was driven by the fact that we were in our first year of the operation.

**Capital Resources**. We have financed our operations through issuances of debt securities, internally generated positive cash flow and investments from our founder and CEO.

Interim finance debt security. We have two hundred and forty thousand dollar committed promissory note with a private lender, which we refer to as our interim finance debt security. We use this loan to finance tax season operations prior to revenue recognition. Interest on this loan made under our interim finance debt security at is payable at fifty thousand dollars under a joint venture agreement. All borrowings under the interim finance debt were due by May 3, 2017.

We have closed 1mm SAFE in Sep 2016, with 10mm valuation cap and 50% discount rate. This will continue to fund our operations in the near future.

**Historical Results of Operations.**

Our total revenue increased by $796,133 from the prior year to $1,657,547 in the year ended April 30, 2017. This increase was primarily driven by selling franchises, area representative agreement. The increasing of revenue should continue as we are building our company's name in the marketplace with over 1,000,000 youtube views, millions of social media impressions, hundreds of individuals across the country working to market our name locally and a base of over 14,000 franchise leads that are continually converting to become part of our network. Our fees from franchise fees, area representative fees, independent contractor fees are expected to continue to rise as we get more traction in the marketplace and fine tune our marketing and sales methods.

We expect our revenue to grow at increasing rates in the current fiscal year and in the coming few fiscal years, due to positive initial growth and success of our business, our ranking in Entrepreneur Magazine as one of the fastest growing franchises, our team of over 500 representatives and 25 corporate contractors (includes tax preparation personnel who are seasonal) and 40 CPA's.

Our overall direct costs of revenue (excluding depreciation and amortization) decreased by $79,162 from the prior year to $1,063,542 in the year ended April 30, 2017. This was largely driven by much of the building out our technology, marketing, people, processes and procedures to become more mature which increased $1,142,704 compared to the prior year when it was $0. The increase was due to the fact that we did not have substantial operations prior to April 30, 2015.

The decrease in expenses may not continue as we continue to reinvest in growing our business by increasing our marketing spend, building out new technologies to increase our efficiency and roll out new programs to increase our tax return count and revenues.

Happy Tax Changed from LLC to Delaware C Corporation in Feb 2017. We have disclose our previous entity's operations in the financial statements attached.

**Cash in Hand and Burn Rate**

Our current burn rate is approximately $40,000 per month. The expenses that have been incurred in our audited financial statements were for building out the infrastructure, initial marketing, technology and processes for our company.

As of April 30, 2017, our current cash on hand is $233,492 and we have outstanding loans due to us in the approximate amount of $971,584, upcoming operations in tax season producing revenue from tax returns and a large current pipeline of prospective franchisees and area representatives that should close between now and December (these sales average between $10,000 and $70,000 down payment per sale).

*INSTRUCTIONS TO QUESTION 28: The discussion must cover each year for which financial statements are provided. For issuers with no prior operating history, the discussion should focus on financial milestones and operational, liquidity and other challenges. For issuers with an operating history, the discussion should focus on whether historical results and cash flows are representative of what investors should expect in the future. Take into account the proceeds of the offering and any other known or pending sources of capital. Discuss how the proceeds from the offering will affect liquidity, whether receiving these funds and any other additional funds is necessary to the viability of the business, and how quickly the issuer anticipates using its available cash. Describe the other available sources of capital to the business, such as lines of credit or required contributions by shareholders. References to the issuer in this Question 28 and these instructions refer to the issuer and its predecessors, if any.*

# FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

# OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and
- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

*INSTRUCTIONS TO QUESTION 30: If information is presented to investors in a format, media or other means not able to be reflected in text or portable document format, the issuer should include:*
*(a) a description of the material content of such information;*
*(b) a description of the format in which such disclosure is presented; and*
*(c) in the case of disclosure in video, audio or other dynamic media or format, a transcript or description of such disclosure.*

# ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://GetHappyTax.com/investor

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Section 13(a) or Section 15(d) of the Exchange Act;
2. the issuer has filed at least one annual report pursuant to Regulation Crowdfunding and has fewer than 300 holders of record and has total assets that do not exceed $10,000,000;
3. the issuer has filed at least three annual reports pursuant to Regulation Crowdfunding;
4. the issuer or another party repurchases all of the securities issued in reliance on Section 4(a)(6) of the Securities Act, including any payment in full of debt securities or any complete redemption of redeemable securities; or (5) the issuer liquidates or dissolves its business in accordance with state law.

# APPENDICES

# HAPPY TAX

## *A technology company offering convenient on-demand CPA prepared tax preparation*

*"After 15 years in the tax industry and multiple startup exits I had a realization: there needs to be a better way to file. Happy Tax's patent-pending assembly line empowers entrepreneurs to offer professional tax services with everyone specializing in what they do best. Franchisees and IC's deal with clients, our app collects the information and then our CPAs prepare the actual tax returns. Happy Tax is the scalable platform that is powering a new hybrid industry of convenient tax preparation.*



Mario Costanz
CEO, HAPPY TAX

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Entrepreneur
FRANCHISE
500
FASTEST GROWING
FRANCHISE
2017
HAPPY
TAX SERVICE

**$242,205** raised from **274** investors
*Successfully Funded on May 12 2017*

### OUR AMBITION

Americans spend $17B on human assisted tax prep each year because they want personalized service. Many options are either too expensive (high-end CPA firms) or the service is unlicensed or unreliable (chains & independents). We eliminate the barrier to entry and empower anyone to become a tax business owner. Our vision is to upend an industry plagued by poor service and high prices with our scalable network of CPA tax professionals focused on service and tax prep with fair, transparent pricing.

### KEY FACTS

- Ranked #42 on Entrepreneur Magazine's List of Fastest Growing Franchises
- Multiple Patents Pending (business process/technology and tax kiosks)
- Contracted over 300 Area Representatives, Franchisees and Independent Contractors in under 18 months
- Successfully defended trademark infringement of largest retailer in US with litigation (you can't mess with us) ;)

### DOCUMENTS

- Happy Tax Investor Presentation
- Happy Tax 1 Pager
- Happy Tax eBrochure
- Happy Tax Industry Graph
- Happy Tax 13 Marketing Points Guide
- Happy Tax Guarantee
- Video Transcripts

https://gethappytax.com

*from WILMINGTON DE*

TECH | MAIN STREET | FINANCE | SOFTWARE | B2B | B2C | COMPLIANCE | FIN TECH | FRANCHISES | MARKETING | MOBILE | MARKETPLACE | SERVICES

# WHY I LIKE HAPPY TAX

*As an industry veteran, former CEO of Jackson Hewitt and a number of publicly traded companies, I am really energized to be part of such an innovative tax preparation company. Mario and his team, are changing the way taxes are done.*



**Keith Alessi**

FORMER CEO OF JACKSON HEWITT. TURNED AROUND COMPANY AND ENGINEERED ITS SALE TO CENDANT FOR 480 MILLION DOLLARS.

## THE BUZZ ABOUT HAPPY TAX

*Happy Tax has completely changed my life. They go above and beyond for their franchisees through their excellent support model and really focus on customer service excellence with our clients. They are revolutionizing the tax preparation industry, allowing me to provide a service that people are really catching on to and appreciate, establish new relationships with my clients and affording me the opportunity to really make a difference in the community and spending time with my family.*

**Jamey Hill**

Franchisee

*The Happy Tax business model has changed my business immensely. After spending countless tax seasons down in the weeds preparing and processing tax returns and staying up to date on tax code I now no longer have to do that. I can focus my time on prospecting for new clients and growing my business while Happy Tax CPAs prepare and process the returns for my clients. No more stress during the tax season. I just sit back and I watch my bottom line grow. I am so thankful that I found Happy Tax!*

**Thomas Few**

Franchisee

*There Is Always a Way! ;)*

**Mario Costanz**

CEO

*"I got my life back with Happy Tax. "*

**Anthony LoCascio**

Area Representative

*"I help people experience the freedom I have with Happy Tax!"*

**Dora Cuyler**

Area Representative

*"I'm excited to encourage and give people the tools to help transform their lives."*

**Renee Wareing**

Business Development Support Manager

*I'm excited change peoples lives by showing them what Happy Tax can do for them.*

**Melissa Salyer**

EVP of Business Development

### Happy Tax to Install Tax Kiosks in National Retailers

Happy Tax, the only franchisor offering a concierge, on-demand model in the tax preparation industry with CPA prepared tax returns, is pleased to announce their non-provisional United States utility patent application on the technology and

March 23, 2017 @ nbc12.com

### Happy Tax Ranked Fastest Growing Franchise by Entrepreneur Magazines Franchise 500

Happy Tax, the easiest way to have an on-demand CPA-prepared tax return filed, is pleased to announce that the company has been ranked in Entrepreneur magazine's annual review of the fastest growing franchises.

February 22, 2017 @ wicz.com

### Happy Tax Turns 2. Announces Results, New Projects, Expanded Team and Exciting Investments

Happy Tax, the fastest growing and most awesome tax franchise ever, is excited to announce the following updates and progress with its innovative brand that is currently disrupting the stale and suffering income tax preparation industry with fresh

December 13, 2016 @ digitaljournal.com

### Happy Tax CEO Mario Costanz Accepted into the Stanford Graduate School of Business Latino Entrepreneur Leaders Program

Happy Tax, the only franchisor offering a concierge, on-demand model in the tax preparation industry, is pleased to announce that the company’s

October 4, 2016 @ businesswire.com

### Nora Gourma Interviews Happy Tax CEO and entrepreneur Mario Costanz

Our franchisees and independent contractors implement marketing, handles sales and offer initial concierge level customer service for their clients and we only staff CPA to prepare our tax returns, resulting in a higher level of service available anywhere. I had

September 19, 2016 @ noragouma.com

### Why Happy Tax Won't Get Invite to H&R Block's Holiday Party

The CEO of Miami-based Happy Tax, Mario Costanz, threw down a load of chutzpah this week in an open letter to H&R Block's board of directors that blasts current management at the behemoth tax preparation franchise. "What has happened at your

September 1, 2016 @ franchisetimes.com

### Happy Tax CEO Issues Public Letter to H&R Block

In response to a collapsing share price, millions of lost customers, and rumors of the company's sale, today Mario Costanz released a letter to the Board of Directors of H&R Block, Inc.

August 29, 2016 @ venturebeat.com

### Happy Tax Wishes Henry Bloch A Happy Birthday

A new program launched by Happy Tax honors Henry Bloch, an inspiring entrepreneur who built the largest retail tax business in the nation and has spent the past 3 decades as a philanthropist. Happy Tax, the innovative franchisor offering a better

June 28, 2016 @ markets.post-gazette.com

### Happy Tax Appoints Melissa Salyer as EVP of Franchise Opportunities | Chicago Daily Herald

Seasoned Executive with 25 Year Track Record of Assisting Entrepreneurs to Open Tax Franchises Joins the Team. Happy Tax, the innovative franchisor offering a better way to file tax returns for both consumers and tax business owners is excited to

May 23, 2016 @ finance.dailyherald.com

### Happy Tax Announces Franchise Opportunity Update

New Programs Encourage, Strengthen Business Ownership. Happy Tax, the only franchisor offering a concierge, on-demand model in the tax preparation industry with CPA prepared tax returns, is pleased to announce new and exciting changes to

March 28, 2016 @ markets.buffalonews.com

### Happy Tax Announces Launch of Happy Tax Accounting

Hybrid Cloud Based-Bookkeeping Accounting Solution New to the Market. Happy Tax, a franchisor offering a concierge, on-demand model in the tax preparation industry, is pleased to announce the launch of Happy Tax Accounting, an end-to-end financial

March 17, 2016 @ investor.wallstreetselect.com

### Happy Tax Reaches Milestone with Acquisition

Happy Tax, a franchisor offering a concierge, on-demand model in the tax preparation industry, is pleased to announce that the company has reached exciting new milestones in its corporate growth objectives.
March 10, 2016 @ franchising.com

### Tax Prep Co. Sues Wal-Mart Over 'Happy Tax' Promotion - Law360

A tax preparation firm called Happy Tax Franchise LLC hit Wal-Mart Stores Inc. with a trademark infringement lawsuit in New York federal court on Friday over a Happy Tax Refundays promotion that the retail giant launched last month.
February 22, 2016 @ law360.com

### Cheaters Stealing Millions In Education Tax Credits | NewsRadio WIOD

Nearly 6 billion dollars in education tax credits may be going to people who don't deserve it . Why? Because apparently no one's checking at the I.R.S., and crooked tax preparers are going along with the scam.
November 14, 2015 @ wiod.iheart.com

### The Only Tax Franchise With CPA Prepared Returns Announces Initial Results and Area Representative Program

Happy Tax Franchising announced today that is has added franchisees across the country from Florida to California in its first month of franchise sales.
October 1, 2015 @ finance.minyanville.com

### This Morning, America's First News, with Gordon Deal: A tax pro's warning on IRS breach

Mario Costanz from Happy Tax breaks down the IRS' tax breach.
May 28, 2015 @ thismorningwithgordondeal.com

### Business for Breakfast: Business for Breakfast - 04/20/15

Today on the show Ken and Julie spoke with Kiplinger's Editor Miriam Cross about 10 World-Class Travel Bargains and owner and founder of Happy Tax Mario Costanz about how some tax preparers use low income Americans to steal.
April 20, 2015 @ bizbreakfast.moneyradionetwork.com

### Happy Tax Aims to Shake Up Tax Prep Industry

A new tax prep franchiser called Happy Tax is hoping to make a dent in an already crowded industry with a new business model involving CPAs. The Miami Beach-based company aims to provide convenient customer service, along with accurate, reliable
April 14, 2015 @ accountingtoday.com

### Happy Tax® Announces the Biggest Shake up of the Tax Preparation Industry Service since 1955

Happy Tax offers consumers and prospective franchisees the best of both worlds: For prospective franchisees, an affordable franchise for earning additional income without learning taxes or quitting your job. For consumers, all tax returns prepared and signed
April 14, 2015 @ venturebeat.com

## THE PITCH DECK

Follow along in detail and learn about the Happy Tax revolutionary model, growth, and industry success...



Happy Tax
Investor Presentation
Simple Agreement for Future Equity (SAFE)
Confidential and Proprietary
Happy Tax
Our Vision

## THE HAPPY TAX TECHNOLOGY

Our mobile process provides an experience like nothing else. Consumers get a genuine & friendly high-end concierge service. All while getting the ultimate in expert CPA tax preparation.







File with ease

## THE HISTORY OF THE TAX BUSINESS

and The Birth Of A Brilliant Startup



History Of The Tax Business
1913 / Amendment
The 16th Amendment to the Constitution made the income tax a permanent fixture in the U.S. tax system
1955 / H&R Block
H&R Block is founded

## THE CEO

"With Happy Tax we wanted to rid the market of cowboy tax professionals' who are costing hard-working Americans millions of dollars each year in IRS penalties and interest," said Happy Tax CEO Mario Costanz. "Our franchisees are left to focus on what they do best, providing amazing customer... [+ *READ MORE*]



HAPPY
CEO Mario Costanz
STANFORD BUSINESS
GRADUATE SCHOOL OF





FRESH OUTLOOK
TAX SEASON
JOIN THE CONVERSATION #FRESHOUTLOOK

## THE 10 REASONS

This is the fintech investment you've been waiting for!


Reason #1
Get in at the ground level of the future of the tax preparation industry (now) with as little as a $100 investment.
HAPPY
TAX SERVICE


Reason #1
Reason #2
Reason #3
Reason #4
Reason #5

## THE MARKET: 125 MILLION PAID TAX RETURNS

Happy Tax was born out of the frustration with unreliable, under-qualified tax preparers with no licensing or certification and as little as five days tax training. Happy Tax is designed to bridge the gap between the high quality, pampered and convenient customer service that consumers want, and… [*+ READ MORE*]


DIGITAL SEGMENT REVENUE: $2 BILLION
ASSISTED SEGMENT REVENUE: $17 BILLION
7,600,000 TAX RETURNS
6% TOTAL MARKET SHARE
16% DIGITAL MARKET SHARE
5,700,000 TAX RETURNS
5% TOTAL MARKET SHARE
12% DIGITAL MARKET SHARE
30,000,000 TAX RETURNS
24% TOTAL MARKET SHARE
64% DIGITAL MARKET SHARE
3,700,000 TAX RETURNS
3% TOTAL MARKET SHARE
8% DIGITAL MARKET SHARE
H&R Block Online
H&R Block
TaxAct
TurboTax
Other
DIGITAL 47,000,000 Tax Returns 38% Total
ASSISTED 78,000,000 Tax Returns 62% Total
Independents
Commercial Based Providers 39,000,000 TAX RETURNS
26% TOTAL MARKET SHARE
50% ASSISTED MARKET SHARE
Home Based Providers 39,000,000 TAX RETURNS
26% TOTAL MARKET SHARE
50% ASSISTED MARKET SHARE
The Happy Tax Franchise Opportunity
13,000,000 TAX RETURNS
10% TOTAL MARKET SHARE
17% DIGITAL MARKET SHARE
3,000,000 TAX RETURNS
2% TOTAL MARKET SHARE
4% DIGITAL MARKET SHARE
2,000,000 TAX RETURNS
1% TOTAL MARKET SHARE
3% DIGITAL MARKET SHARE
60,000,000 TAX RETURNS
49% TOTAL MARKET SHARE
76% DIGITAL MARKET SHARE
HAPPY
TAX SERVICE

**52**
Franchisees

**269**
Independent Contractors

**12**
Area Reps

## THE INVESTMENT PERKS

You'll Get IN ADDITION to your future equity...


HAPPY TAX
INVESTMENT PERKS
$300
$5,000
$20,000
$50,000



## THE HAPPY TAX BUSINESS OPPORTUNITY

3 Ways Representatives Can Join Us.






"WHAT'S IT LIKE TO BE A HAPPY TAX FRANCHISEE?"


HOW DO I BECOME A FRANCHISEE?

## THE CLIENT TESTIMONIALS

Happy Clients in over 40 states nationwide..





# JOIN US AT HAPPY TAX

*Dear Prospective Investor,*

*First off, I'd like to say that I am so thankful for the support of our team, our partners and our customers of Happy Tax. We are moving into a new and ambitious phase of growth and without them, we wouldn't be where we are today. We are equally excited that you are considering investing in our company.*

*The need for a better tax filing service is evident. The ability of our team to revolutionize the industry is evident. We are creating opportunities for entrepreneurs and giving back time and professionalism to taxpayers. Our mission is about expert service, personal growth and the community. The Happy Tax model funnels convenience direct to consumers without the many inefficiencies of the old tax prep industry.*

*Let's change the world together, one tax return at a time. Join us and our supporters and invest in this future with us.*

*Thank you so much for your support,*



*Mario Costanz*
*Founder & CEO*

# FOUNDER



**Mario Costanz**

CEO

*Franchise Expert • Business Developer • Inventor • Entrepreneur Coach • Author • Above all: The Problem Solver*

## AND THE REST OF THE TEAM



**Keith Alessi**

Board of Director

*Former CEO of Jackson Hewitt. Turned around company and engineered its sale to Cendant for 480 million dollars.*



**Ted Muftic**

CFO

*Extensive financial, strategic and operating experience with early-stage, growth companies. Results-driven entrepreneurial partner with a strong track record of building successful platforms.*



**Melissa Salyer**

EVP Business Development

*Seasoned Executive with 25 Year Track Record of Assisting Entrepreneurs to open tax franchises with 2 of the largest franchisors in the country.*



**Marcus Slater**

VP of Marketing

*Innovative digital marketer and designer with a passion for optimizing a brands marketing, and design efforts to maximize profitability, growth, and UX.*



**David Lieberman**

Advisory Board

*Tax attorney and former owner of Triple Check Tax Franchise (had 350 locations in the 90's).*



**Scott Fletcher**

Advisory Board

*30 years experience at the largest financial services marketing firm in North America with over 100,000 licensed representatives.*



**Jody Padar**

Advisory Board

*CPA, Author of the Radical CPA, Consistently ranked in Accounting Today's Top 100 Most Influential List.*



**JP Foster**

Advisory Board

*Founder of Solera Bank, Former VC, Management Consultant.*



**Chris Carrol**

Advisory Board

*Chief Advertising Officer at Subway. 30 Year executive with global brands and franchises including Burger King, LensCrafters, Cosi and Subway.*



**Mark Milton**

Compliance Council

*Tax Controversy attorney retained by the firm with experience as a Trial Attorney at the U.S. Department of Justice's Tax Division.*

## RAISED $1,242,205 FROM 274+ INVESTORS

| $1,000,000 | $242,205 |
|---|---|
| September 2016 | May 2017 |
| SAFE | SAFE |



**Mario Costanz**

*CEO of Happy Tax. Inventor. Author. A lifelong entrepreneur who has operated 100 tax preparation offices. Mario is the proud father of 3 children and commonly known as "The Problem Solver"!*



**Larry Berman**

*Investor in various private and public corporations and partnerships. Lender and early investor at LendingClub.*



**Renee Wareing**

*Business Develpment Manager Happy Tax*



**Rose Thomas**



**James Costanz**



**Duc Tran**

*While I'm working full time as a CPA, I've always been interested in innovative companies. I hope my investment will make a difference in the society as well as myself.*

MORE INVESTORS

# DETAILS

– COLLAPSE ALL

### How big is the market?

19 Billion Dollars

### Who are your competitors? How are you different?

Our competitors have chosen to provide either convenience or expert service however very rarely both (in some cases neither). We not only let people submit their return in under 15 minutes (faster than our competitors), but all returns are also prepared by our CPA's who have been vetted by Happy Tax to give a great filing experience with a 100% accuracy guarantee. Our competitors in many cases use tax preparers who most have as little as 5 days of training which is often the cause of costly penalties and inaccurate refunds for clients. Additionally, our service can be accomplished anytime, anywhere so no need for a client to travel and spend half a day getting their taxes done or spend days or weeks self preparing without having any knowledge of the 71,000 pages of tax code.

### How will you make money?

We derive our revenues through, 1) Fees from the sale of Franchise and Area Representative Agreements, 2) Fees from the operations of Independent Contractors who work for us, 3) Royalty, advertising, tax preparation, and other fees related to operations of our Franchisees and Area Representatives, 4) Interest income related to loans extended to our partners, and 5) Fees from the sale of financial products to our clients, such as Refund Advances and Checks.

### What's new about what you're making? How is it different?

We've created an efficient technology driven assembly line in the tax business. One where everyone specializes in what they do best. Unlike our nationally branded competitors, our innovative processes allow our partners to focus on relationships, not territories. Our virtual tax office infrastructure enables people to own a business at a reasonable cost without quitting their job, signing leases, preparing taxes or hiring employees – with little risk and plenty of upside. We have multiple patents pending for our current business as well as future disruptive initiatives including utilizing kiosks to source returns into our network.

### What do you understand about your business that others don't get?

Our expertise has been proven and is trusted in the industry. Our executive team combines over 100 years of experience in the industry, along with success in many other successful business avenues. The Happy Tax team is curated with top tier leaders in industry knowledge and execution. We take pride in saving our clients the time, money and trouble of dealing with the needlessly complicated bureaucracy that is tax filing. What's more, we hold the only assembly line model where each contributor works on what it is they strive to do best. This allows us to give our customers an experience like no other with the quality, and dedication of our CPAs and processing team.

### What's your biggest risk? What keeps you up at night?

Like any small business, there are unknowns - execution, regulatory, competitive (pricing) and perhaps some killer app out there we haven't though of. We stay current, up to date and always push the envelope with innovation. Our CEO and VP of Marketing both have backgrounds in successful multi-million dollar idea campaign launches, and eat, breath and sleep the Happy Tax brand and it's future along with the entire Happy Tax team.

### How do you acquire customers?

Our customers are our Franchisees, Area Reps, Independent contractors, and direct to consumer. We acquire them through various marketing channels including but not limited to Facebook Ad's, AdWords, Youtube, retargeting campaigns, lead funnels, LinkedIn, print features, and press spots. We also support the marketing efforts of our partners as they acquire customers. We help our partners year round to launch successful marketing in-season, and continue to develop in-depth trainings, weekly conference calls, and material to help them achieve the success.

### What's your cash flow?

Our current cash on hand is $76,404.38 and we have outstanding loans due to us in the approximate amount of $180,000, ongoing operations in tax season producing revenue from tax returns and a large pipeline of prospective franchisees and area representatives that we anticipate will close between now and May (these sales average between $10,000 and $30,000 down payment per sale.) and $250,000 held in escrow from a sale of a previous business that the founder has made.

Our current burn rate is approximately $20,000 per month. The expenses that have been incurred in our audited financial statements were for building out the infrastructure, initial marketing, technology and processes for our company.

## ASK A QUESTION

Type your question here...

ASK QUESTION

**Robert DG** Apr 6

As an investor, how can I potentially make money by investing in Happy Tax?



**Mario Costanz** CEO FOUNDER Apr 7

Hi Robert, thanks for your question. As an investor in Happy Tax you are going to participate in the growth of the company value of Happy Tax, along with the Founder (me) and our Team. I have personally invested over $1.0 million into the company and believe strongly in the long-term value and cash flow potential of our business. We are re-inventing how taxes are done, eliminating huge overhead, huge fixed costs and using technology to create an efficient, convenient service for our customers and an amazing platform for our partners to run their own businesses and gain financial independence. We are currently investing in continued growth initiatives, systems, people, technologies and new partner and customer acquisitions. Like most tech start-ups, we need to keep increasing our infrastructure in order to continue to support and process a large number of tax returns in a completely new and innovative manner. This growth phase requires capital. The faster we grow, the better positioned we are to capitalize on the installed base of partners to drive up our profit margins, and thereby our equity value. Since most of our employees and executives are also equity owners, and I myself have a large stake, we are definitely driven to maximize shareholder value and to create a liquidity event, especially for our early investors. Like most investments in tech companies you can make money by investing in us through a sale, merger, IPO or sale of your private shares (subject to SEC regulations). I'm not quite sure when this will happen at this time, however the key for us is to continue to execute, execute, execute and the future share price will undoubtedly reflect our success.

LIKE

**Donald C. DeVoe** May 2

What is the difference between a franchisee and an independent contractor?

**Mario Costanz** CEO FOUNDER May 3

Hi Donald,

Thanks for your question.

A franchisee buys in for $20,000 (sometimes with $10,000 in financing) and keeps between 65-75% of the revenue from the returns they source (which our CPA's prepare for them and we pay for the labor to do so out of the difference) and can build a team of Independent Contractors to work for them to enable them to leverage the efforts of others to grow their business. An Independent Contractor joins us for $199 (either direct to a franchisee or direct to us at corporate) and receives 30% of the revenue from the returns they source (we pay for the labor for the CPA's and client services) and it is a one on one relationship with no ability for them to build a team. We've had Independent Contractors who have "graduated" up to franchisee and many that are planning on that. There are other minor nuances however those are the big differences. Thanks for your question. Happy Investing. ;)

LIKE

MORE QUESTIONS



# Keith E Alessi

Adjunct Professor Washington and Lee University Law School

Washington and Lee University • University of Michigan

Canada • 500+

Send InMail

Experienced turnaround executive with successful record of value creation as senior executive in both private and public companies. Career specialization has been turnarounds, high growth opportunities and eventual liquidity events resulting in exceptional returns to investors. Unique set of experiences gained as operating executive, financial executive and private equity participant. Engineered two year turnaround of Jackson Hewitt that resulted in the company being the leading gaining stock in the United States in 1997. Have participated in over 50 acquisitions and divestitures of businesses or business units, 30 public debt financings totalling over $4 billion and 5 private equity offerings including four initial public offerings and one add on. Over 80 years of board experience on private and public boards in both pre and post Sarbanes-Oxley environment.

See less

## Experience

**Adjunct Professor of Law**
Washington and Lee University
Aug 2016 – Present • 1 yr 3 mos

**CEO Emeritus**
Westmoreland Coal Company
May 2007 – Jul 2017 • 10 yrs 3 mos
Greater Chicago Area

**Adjunct Lecturer**
University of Michigan Ross School of Business
2001 – 2010 • 9 yrs
Ann Arbor, Michigan

**President and CEO**
Jackson Hewitt
1996 – 1998 • 2 yrs
Va Beach. VA

Engineered two year turnaround that resulted in Jackson Hewitt being the leading gaining stock in the United States in 1997

**Chief Financial Officer, Secretary and Treasurer**
Farm Fresh, Inc.
1994 – 1996 • 2 yrs

**President and COO**
Farm Fresh, Inc
1988 – 1996 • 8 yrs

See fewer positions

## Education

**University of Michigan**
Master of Business Administration, with distinction, Business Administration and Management, General
1977 – 1979

**Wayne State University**
BS, with distinction, Accounting
1972 – 1976

## Featured Skills & Endorsements

Strategic Planning · 54
Endorsed by Kraig Wanner, who is highly skilled at this
Endorsed by 8 of Keith E'S colleagues at Westmoreland Coal Company

Finance · 43
Endorsed by Mario Costanz and 1 other who is highly skilled at this
Endorsed by 4 of Keith E'S colleagues at Westmoreland Coal Company

Private Equity · 43
Endorsed by 4 of Keith E'S colleagues at Westmoreland Coal Company

See 28 more skills

## Recommendations

Received (0) Given (1)

**Marty Mazer**
Business Consultant
Franchise Expert
April 28, 2012, Keith E managed Marty directly

Marty is the best combination operator and sales executive that I have ever worked with. He's loyal, hard working and results oriented. I recommend him without hesitation

## Accomplishments

1 **Certification**
Certified Public Accountant

## Interests

**Washington and Lee University**
18,450 followers

**University of Michigan**
399,152 followers

**Wayne State University**
145,328 followers

**Wayne State University**
154,318 followers

**University of Michigan**
369,871 followers

**Tolko Industries**
6,764 followers

See all


LET'S MAKE IT HAPPEN. TOGETHER.
Message me to learn how you can join & scale.
YOU SOURCE RETURNS WITH OUR APP.
OUR CPA'S PREPARE THEM.
Entrepreneur
FRANCHISE 500
FASTEST GROWING FRANCHISE
2017

...

# Marcus Slater

**Digital Marketer • Optimization Specialist • Web Development • Designer**

Happy Tax Franchising • Full Sail University

Greater Nashville Area, TN • 130

Send InMail

---

An innovative digital marketing expert and designer with a passion for optimizing a brand's story, flow, and traffic to maximize awareness, profitability, growth, and UX.

With a multi-million dollar portfolio of successful startup marketing, development, and growth-hacking, Marcus has shined in the digital space and continues to show his willingness to not only be an industry leader but a continued hunger to learn and stay on the edge of groundbreaking innovation.

“The best marketing doesn’t feel like marketing. What story do you tell?”

See less

## Experience

**Vice President Marketing**
Happy Tax Franchising
Aug 2016 – Present • 1 yr 3 mos

**Founder**
Canvas Ink Design
Jan 2011 – Present • 6 yrs 10 mos
Gallatin, Tennessee

• Website design & development
• CRM integrations & email funnel development
• E-Commerce development, and optimization
• Google Analytics integration and dashboard building
• Email optimization & template design
• Copy writing
• Branding
• Business Growth Development

---

**Digital Marketing Associate**
Dr. Axe - Food Is Medicine
Feb 2016 – Jun 2016 • 5 mos
Greater Nashville Area, TN

Promoted to build marketing department with accountability for web analytics, lead generation/landing page design, social media strategy, multivariate testing, CRO, email marketing, blogging, and video podcasting. Currently lead team of 10 and managed annual project billings of approximately $8M.

Selected Results:
• Increased 2016 annual revenue goal by 328%
• Assisted in growing Facebook 'likes' by more than 6x reaching over 1-million
• Improved Google Analytics tracking dashboards and adwords ROI achieved top organic rankings for key phrases.
• Led transition of CRM Platforms for over 1.2-million contacts
• Lead Development/Optimization of e-mail marketing strategy and grew contact database by 84% and Increased email marketing open rates from 17.8% to 49.4% (increase of over 400k people)
• Increased conversion rates 3x for e-commerce website after leading complete redesign/optimization of product pages in line with current best practice thinking.

Strategies:
• Worked closely with marketing team to develop new social media strategy, replacing overt sales pitches with focus on engagement and customer care.
• Led transition of company blog from proprietary software Infusionsoft to Maropost and developed integration between both systems
• Developed engaging, viral content.
• Worked closely with and directed copyrighter's and creative design team to define marketing messaging, materials, programs, and goals.
• Developed and delivered marketing and communications strategies for the organization.
• Led development of landing pages & funnel campaign builds. Optimized/A/B testing/upsell & down sell to ensure highest conversion rates across platforms.

---

**Founder | Director of Marketing and Business Development**
Canvas Ink Design
Nov 2014 – Feb 2016 • 1 yr 4 mos
Hendersonville, TN

Canvas Ink Design was launched as my personal contract work company. Services included:

• Website design & development
• CRM integrations & email funnel development
• E-Commerce development, and optimization
• Google Analytics integration and dashboard building
• Email optimization & template design
• Copy writing
• Branding
• Business Growth Development

---

**Director of Marketing and Communications**
Christian Artists Group
Sep 2013 – Nov 2014 • 1 yr 3 mos
Franklin, TN

Led marketing efforts for over 30 artists. Developed broad range of marketing materials including articles, press releases, newsletters, announcements, website/landing page development, and more.

Selected Results:
• Social Media & Community Management: Established strong social media presence across Facebook, Twitter, Pinterest, YouTube, and other key sites for all artists.
• Copywriting & Content Development: Developed SEO/viral-optimized content for artists, site copy, and promotional messages
• PPC Advertising: Oversaw multiple successful search, display, and mobile advertising campaigns, including writing and testing ad copy. Consistently increased click-through rates and ROI on PPC advertising, driving improvements of up to 150% over prior results.
• Email Marketing: Revamped email marketing content plans and schedule for the top sites, delivering an unprecedented average 34% open rate (formerly 12%) by dramatically improving content and headlines.

See more positions

## Education

**Full Sail University**
Certificate, Communication and Media Studies, 3.9
2014 – 2015

**Full Sail University**
Bachelor's degree, Music Business & Design, 4.0
2008 – 2012

## Volunteer Experience

**Senior Designer & Branding**
Unchained Movement
Aug 2014 – Aug 2015 • 1 yr 1 mo
Human Rights

Unchained Movement is dedicated to raising awareness and working with victims of domestic minor trafficking.

**Life Coach**
Teen Hope Line Inc
Aug 2008 – Jan 2010 • 1 yr 6 mos
Children

Helped troubled teens through chat with addiction, self harm, and depression. Teaching them to love themselves and that life has more to offer than what they see right in front of them.

**Marketing & Project Manager**
Shirt 4 Life
Feb 2011 – Mar 2014 • 3 yrs 2 mos
Economic Empowerment

Developed marketing strategies to impact people about the brands mission:
141 LIFE's first initiative is Shirt4Life, TREATING INFANT HIV.

Designed and implemented branding across all mediums.

http://shirt4life.org

## Featured Skills & Endorsements

**Digital Marketing** · 2

**Adam Sharp and 1 connection** have given endorsements for this skill

Social Media Mar... · 3 — **Adam Sharp and 2 connections** have given endorsements for this skill

CRM Integration · 2 — **Adam Sharp and 1 connection** have given endorsements for this skill

See 24 more skills

## Accomplishments

1 **Certification**
Design & Media Communications

1 **Honor & Award**
Fastest Growing Franchise - Entrepreneur Magazine

1 **Language**
English

1 **Project**
Bone Broth Protein

## Interests

**Social Media Marketing**
2,047,674 members

**500 Startups**
43,174 followers

**Happy Tax**
260 followers

**Digital Marketing: Social Media, Se...**
424,325 members



**Gary Vaynerchuk**
Chairman of VaynerX, CEO of VaynerMed...
1,328,857 followers

**Designers Talk: Graphic, web, digit...**
210,162 members

See all


LET'S MAKE IT HAPPEN. TOGETHER.
Message me to learn how you can join & scale.
YOU SOURCE RETURNS WITH OUR APP.
OUR CPA'S PREPARE THEM.
Entrepreneur
FRANCHISE
500
FASTEST GROWING
FRANCHISE
2017



...

# Mario Costanz

WE'RE HIRING! CEO @ Happy Tax • Entrepreneur Coach • ฿usiness Developer • Inventor • Author • AKA: The Problem Solver

Happy Tax • Stanford University Graduate School of Business

New York, New York • 500+

Connect InMail

Ask me about joining us at Happy Tax. Fastest Growing in our industry as Ranked by Entrepreneur Magazine.

THE BACK-STORY:
To summarize my life in a single phrase, it would be: transforming obstacles into opportunities. Before becoming a successful CEO of several award-winning and profitable companies, I started just like everyone else -- at the bottom. Never a stranger to hard work, I toiled as a NYC garbage man, with no college degree, hustling to pay the bills. After losing many loved ones in series of tragic events, I took stock of my life and future. Young and determined, I took the first steps.

THE DEVELOPMENT:
At 22, I opened a pizzeria. Through sweat, blood and tears, I learned what it took to run my own business. Fast forward 19 years: I am very Happy. The journey to this point has been long and winding, with successful businesses in multiple industries. Each endeavor was an opportunity to learn, evolve, inspire and lead, and to forge meaningful, long-lasting partnerships and friendships.

• The Hustle: My first foray into the tax business was at SmartServ. I started part-time (I was a full-time garbage man), but quickly grew my staff, crushed targets, and exceeded industry expectations.
• A Client's Words, Not Mine: One of my clients called me "The Problem Solver." The name stuck ever since.
• Your Success is My Success: Throughout my career, I've coached partners to effectively navigate challenging business circumstances and achieve their goals.
• Energetic & Innovative: I'm helping others launch new businesses based on my experience with a unique combination of both customer service savvy and serious tax business knowledge chops.

THE FUTURE:
In 2014, I launched an exciting new model in the tax business: Happy Tax. My partners and I collectively bring over 100 years entrepreneurial experience to the table. Our innovative and patent pending business model offers a compelling combination of exceptional customer experiences and immaculate tax expertise.

**Media (3)** 〈 Previous Next 〉



Happy Tax Aims to Shake Up Tax Prep Industry


MARIO@HAPPYTAX.COM

Happy Tax CEO Mario Costanz Intro Video

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## Mario's Articles & Activity

20,839 followers

+ Follow



**Happy Tax Announces "Pay By Cryptocurrency" - The First Ever for any National Franchise Brand!**

Mario Costanz on LinkedIn

**See 8 more articles**



Grow your sales and revenues with these three ways to get new clients and

Mario shared this



Social media marketing is never a quick fix. Like everything else in business, social

Mario shared this



Is there a 'best' time to boost a Facebook post? Find out in Cracking the Code: When

Mario shared this

**See all activity**

## Experience

### CEO and Founder

Happy Tax

Dec 2014 – Present • 2 yrs 11 mos

Miami Beach, FL

Happy Tax is an affordable, high value and low risk national income tax preparation franchise for independent people starting out in business. Unlike the others in the industry, there is truly no need to have tax experience as Happy Tax's Certified Public Accountants review and sign all tax returns which are prepared at Happy Tax's central tax preparation facility. Franchisees only handle sales, marketing and providing exceptional customer experiences using Happy's patent pending technology, tools, training, support and resources. No store front location or overhead needed for first year franchisees. Happy Tax safely gives budding entrepreneurs the ability to earn extra money and build equity without quitting their job. Curious about what it takes to become a franchisee? Please email mario@happytax.com.

**Media (3)** ‹ Previous Next ›



**Happy Tax® Intro Video**


HAPPY
CEO Mario Costanz
High school dropout joins elite entrepreneurs at
STANFORD
BUSINESS
GRADUATE SCHOOL OF

**Happy Tax CEO (high school dropout) Stanford GSB Video**

### CEO

Opportunity Tax and Insurance Service

Apr 2017 – Present • 7 mos

Brick and mortar tax franchise acquired by Happy Tax Brands in April of 2017.

**Media (1)**


Santa Barbara Tax Products Group (TPG) to provide refund transfer and refund advance products

**Happy Tax Acquires Opportunity Tax**

### Book Author (Amazon's #1 Best Selling in both Franchise and Tax Business Categories)

Taxes Made Happy-The Definitive Strategy Guide to Launching & Growing a Successful Tax Prep Business

Oct 2017 – Present • 1 mo

https://www.amazon.com/Taxes-Made-Happy-Launching-Growing/dp/0999217518/

Media (2)


TAXES MADE
HAPPY

Taxes Made Happy - The Definitive Strategy Guide to Launching and G...

Taxes Made Happy

### Area Developer ~ New York

Liberty Tax
Mar 2010 – Dec 2014 • 4 yrs 10 mos

After my first and very successful tax season with this franchise, I began to develop franchises throughout Manhattan, growing it from 3 offices to 21 in 3 short years, and increased the revenue over 700%. Through a combination of direct marketing, public relations, events and comprehensive coaching of franchisees, I continued the development in Westchester, Putnam and Dutchess counties, where I doubled the number of offices in the first year alone. With every year I opened up a handful of offices and grew revenue an astounding 40%-80% or more each year. Reinvigorated struggling offices, recaptured lost clients and generated record levels of profits, despite challenging economic environments.

### Multi-Unit Franchisee

Liberty Tax
Dec 2009 – Dec 2014 • 5 yrs 1 mo

Number one ranked franchisee in the country for Single Unit Operators in Fiscal Year 2009 Franchisee Rankings.

Successfully built up an ownership interest in 99 tax offices nationwide in my career prior to a very satisfactory exit in 2014.

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## Education

### Stanford University Graduate School of Business

Fellowship, Entrepreneurship Innovation
2016 – 2016

Media (2)



Stanford GSB


HAPPY CEO Mario Costanz
High school dropout joins elite entrepreneurs at
STANFORD BUSINESS
GRADUATE SCHOOL OF

Happy Tax CEO (high school dropout) Stanford GSB Video

### HBX / Harvard Business School

Disruptive Strategy, Entrepreneurship/Entrepreneurial Studies
2017 – 2017

Aligning with Innovation and Disruption
Discovering Customer Jobs to be Done
Organizing for Innovation
Maintaining a Disruptive Scope
Managing the Strategy Development Process

**Bronx High School of Science**
Dropped Out - GED
1992

## Featured Skills & Endorsements

**Entrepreneurship** · 99+
Endorsed by **Steven Burda, MBA and 45 others who are highly skilled at this**
Endorsed by **Dylan Enright (mutual connection)**

**Leadership** · 99+
Endorsed by **Karyn Swenor, MBA and 11 others who are highly skilled at this**
Endorsed by **Dylan Enright (mutual connection)**

**Start-ups** · 99+
Endorsed by **Steven Burda, MBA and 11 others who are highly skilled at this**
Endorsed by **Dylan Enright (mutual connection)**

See 39 more skills

## Recommendations

**Received (100)** | **Given (35)**



**Benjamin Brenner**
CEO/Owner R&G Brenner Income Tax
March 7, 2017, Benjamin worked with Mario but at different companies

I have met every type of executive, preparer & support staff associated with the retail income tax preparation business. Mario is without a doubt one of the most forward thinking, and a true entrepreneur in the industry. I would highly recommend him to anyone.



**Melissa Salyer**
Experienced Franchise Executive
March 6, 2017, Melissa reported directly to Mario

Mario is a great partner in business - always improving himself while helping others!!

View 98 more recommendations

## Accomplishments

8 **Honors & Awards**

Named as "One to Watch" in Top 100 Most Influential in Accounting List • Ranked Fastest Growing Franchise by Entrepreneur Magazine • Top Gun Award for Area Developers • Top Gun Award for Area Developers • National PR & Marketing Award • Top Gun Award for Area Developers • Area Developer Rookie of the Year Award • RE/MAX NY New Office of the Year Award

7 **Certifications**

Licensed NY, CT, NJ , MS & VA Property & Casualty Insurance Agent & Broker • Licensed NY, CT, NJ, MS & VA Life, Health & Accident Insurance Agent • New York State Notary Public • Licensed New York State Real Estate Broker • Certified Distressed Property Expert (CDPE) • EcoBroker • Short Sales & Foreclosure Resource (SFR)

3 **Organizations**

International Franchise Association • International High IQ Society • National Association of Tax Professionals

3 **Patents**

Patent Pending: System and Method for Block Reconciliation (blockchain tax prep) • Patent Pending: System and Method for an Automated Tax Preparation Kiosk • Patent Pending: System and Method for Efficient Processing of Tax Preparation Services by Centralized and Distributed Tax Resources

1 **Publication**

Taxes Made Happy - The Definitive Strategy Guide to Launching and Growing A Successful Tax Preparation Business

## Interests

**Feeding America**
3,839 members



**Gary Vaynerchuk**
Chairman of VaynerX, CEO of VaynerMed…
1,328,841 followers



**Richard Branson**
Founder at Virgin Group
12,939,656 followers



**Clayton Christensen**
Professor at Harvard Business School
23,125 followers

**Stanford University Graduate Sch…**
150,736 followers

**Franchise Owner/Franchisee & Ent…**
41,518 members

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LET'S MAKE IT HAPPEN. TOGETHER.
Message me to learn how you can join & scale.
YOU SOURCE RETURNS WITH OUR APP.
OUR CPA'S PREPARE THEM.
FRANCHISE
500
FASTEST GROWING
FRANCHISE
2017

# Melissa Salyer

Experienced Franchise Executive

Happy Tax Franchising

Virginia Beach, Virginia • 500+

Send InMail

Seasoned Executive with 25 Year Track Record of Assisting Entrepreneurs to open tax franchises with 3 of the largest franchisors in the country. Ranked #1 in franchises awarded most years. Helped hundreds of entrepreneurs start their own business and always stay an instrumental part of the franchisees journey of success even after they startup.

**Media (1)**

Happylogo2.png

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## Melissa's Articles & Activity

5,032 followers

+ Follow



**Happy Tax Mario Costanz, CEO- Live Webinar Wednesday 5:00 pm eastern**

Melissa Salyer on LinkedIn



Get ahead with a top-ranked Jack Welch online MBA. Get started now!

Melissa shared this

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See all activity

## Experience

**EVP of Franchise Opportunities**

Happy Tax Franchising

May 2016 – Present • 1 yr 6 mos

Work with our team at Happy Tax to offer a better way to file tax returns for both consumers and tax business owners and assist entrepreneurs to launch and grow their own tax franchise.

Happy Tax's innovative franchise offerings in the 125 million paid tax return preparation industry include both a low cost, home based lifestyle franchise that doesn't require risky leases, costly employees or preparing tax returns as well as an Area Representative opportunity that enables those reps to sell franchises and coach franchisees in a specific geographic area that they own.

Happy Tax's hybrid service offers much more convenience and security to consumers than anything else offered in the marketplace.

With our home based model, franchisees earn between $140 and $400 for each tax return they or their team members source. You can also earn income year round offering accounting and bookkeeping services. Happy Tax's team of CPA's do all the tax prep work so franchisees get to focus on business development and growing their profits instead of minutia.

Our Area Representatives receive 50 percent of all franchise fees and royalties generated in their geographic area. Pricing for areas start at $50,000 and can be $250,000 or higher depending on population size. A limited number of areas are available currently.

Happy Tax has in house and external financing available for its franchisees to get started with launching and growing their business.

**Media (1)**



**Happy Tax® Intro Video**

### CEO and Founder
Franchise Sales Consulting
Jul 2015 – Present • 2 yrs 4 mos
Virginia Beach, VA

Melissa has spent more than 20 years in franchise sales including stints at Jackson Hewitt, Dunkin' Donuts and Liberty Tax helping fuel each companies growth.

She has advised company executives and trained countless franchise sales reps helping them reach their individual and companywide goals.

Hiring Franchise Sales Consulting gives you and your franchise sales department direct access to Melissa to let her guide you and increase your franchise sales.

For more information email Melissa at melissa@franchisesalesconsulting.com.

**Media (1)**

FRANCHISE SALES CONSULTING

**Franchise Sales Consulting - Close more franchise sales**

### Franchise Development
Liberty Tax Service
Feb 2010 – Jul 2015 • 5 yrs 6 mos
Virginia Beach, VA

Assisted hundreds of entrepreneurs to start their own tax franchise.

## Featured Skills & Endorsements

**Franchising** · 94

Endorsed by **Marty Mazer, who is highly skilled at this**

Endorsed by **39 of Melissa's colleagues at Liberty Tax**

**Small Business** · 79

Endorsed by **P. Simon Mahler and 14 others who are highly skilled at this**

Endorsed by **27 of Melissa's colleagues at Liberty Tax**

**Financial Analysis** · 61

Endorsed by **21 of Melissa's colleagues at Liberty Tax**

Endorsed by **6 people who know Financial Analysis**

See 36 more skills

## Recommendations

**Received (2)** **Given (2)**

**Mario Costanz**
WE'RE HIRING! CEO @ Happy Tax • Entrepreneur Coach • Business Developer • Inventor • Author • AKA: The Problem Solver
June 9, 2016, Melissa worked with Mario in the same group

Melissa is an amazing resource to those starting their own business. Her vast knowledge of franchising and the income tax business is both helpful and comforting to those considering entering these lucrative industries. Her experience ranges from entrepreneurship, the executive board room as well as hands on coaching and mentoring of franchisees. I'm very Happy and honored to be working alongside Melissa as we empower the next generation of entrepreneurs to run their businesses in a smarter and more profitable way. ;)

**Tim Strickland**
Owner at Strickland Financial Services
September 6, 2014, Melissa worked with Tim in the same group

She was awesome at helping me with franchise purchase

## Accomplishments

1 **Project**
Franchise Sales- Acquisitions- Conversions

## Interests

**Janice Bryant Howroyd**
Founder and CEO at ACT-1 Group
16,622 followers

**American Tax Experts**
2,450 members

**Franchise Recruiters**
67 followers

**Early Investing**
48 followers

**AAA**
36,963 followers

**MHG Hotels, LLC**
489 followers

See all



...

# Theodore Muftic

**Chief Financial Officer & Finance Executive, Partner and Managing Director**

Woodbine & Co. - Luxury Real Estate / Happy Tax Corp. Board Member • Harvard Business S...

Greater New York City Area • 500+

Send InMail

Financial and operational leadership of growth companies with combined $500 million in assets; proven ability to manage all aspects of finance, accounting, tax and legal functions through rapidly changing business and economic cycles; raised $25-$50 million per year in equity and debt capital; CFO of a public company with 150 employees; retired debt and generated positive returns to equity; advised or completed over $40 billion in M&A and capital markets transactions, including joint venture formation, private equity, mezzanine, and acquisition, development and construction loans; achieved leadership roles with leading global investment banks; active investor, board member and advisor to growth companies; MBA from Harvard Business School, AB from Stanford University.

Key Areas of Expertise: Project Management, Operations/Business/Tax Strategy, Accounting, Budgeting, Financial Analysis and Planning, Due Diligence, Project and Investment Underwriting, Treasury and Risk Management, Regulatory Compliance, Contracts and Vendor Negotiations, Capital Raising, Equity Investor Reporting, Lender Communications, Asset Management/Repositioning, Partnerships

Currently also serving as Board Member, Advisor and Acting CFO to Happy Tax Corp.

Email: tedmuftic@gmail.com
Cell: 203-979-3729

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## Experience

**Co-Founder & CFO**
Woodbine & Co. - Luxury Real Estate / Happy Tax Corp. Board Member
2014 – Present • 3 yrs
Rye, NY

• Co-pioneered the launch of this real estate development company with a focus on for-sale, luxury residential properties in Manhattan; accountable for all facets of acquisition due diligence, capital raising, legal, and finance and accounting functions related to $100 million in project costs per year.

• Responsible for $50 million in capital funding per year, managing two concurrent projects with 5 FTE employees and up to 25 indirect reports.

• Leads the coordination on weekly basis of internal staff and external architects, engineers, lawyers, contractors, banks, finance and tax advisors, insurance providers, real-estate brokers, interior designers, and public relations and marketing partners to ensure adherence to budgets and project deadlines.

• Architect of systems and procedures to support monthly status reporting to investors and strategic partners; leads the implementation of treasury functions, budget and cash flow analyses and cash management programs; oversees month-end closings, tax filings and capital calls/distributions.

• Leads risk management by analyzing potential legal and insurance exposure and implements recommended courses of action backed by in-depth research.

**Co-Founder & CFO**
Invenio Capital - Investment & Advisory Services
2008 – 2014 • 6 yrs
Florida and Connecticut

• Launched this real estate advisory and private equity firm to invest in and manage distressed real estate assets.

• Led all due diligence, underwriting, finance, legal, accounting, investor reporting, and administrative responsibilities to support direct real estate investments totaling $50 million in commercial, residential and hospitality properties; generated an average 20% IRR, net of fees.

• Advised a U.S-based family office on $100 million in equity investments in development projects in the U.S. and Puerto Rico; performed financial due diligence, underwriting, cash flow forecasting and budgeting services on acquisitions of diverse distressed assets including marinas, condo developments and large-scale residential projects with a combined value of $300 million.

• Represented clients in meetings with developers, architects, engineers, local and state planning officials, lawyers and general contractors; advised on areas of concern and recommended corrective courses of action.

• Served as a trusted advisor and consultant, providing guidance, direction and supervisory services on senior secured construction loans totaling $50 million.

**Co-Founder and Partner**
Silverleaf Capital Group - Private Equity & Development
2005 – 2008 • 3 yrs
Greenwich, Connecticut

• Founded the European division to pursue real estate development opportunities in southeast Europe.

• Oversaw all operations including project sourcing and acquisition, due diligence, financial analyses and underwriting, regulatory and government affairs, tax, legal, finance & accounting and human resources; created innovative international tax structures to minimize in-country taxation.

• Led the negotiation and formation of a joint venture with Lehman Brothers to invest up to $100 million in equity in emerging Europe; secured third-party co-investment commitments from U.S.-based foundations and pension funds.

• Negotiated $400 million in project finance loans and bank facilities.

• Supervised a 15-member multinational development team focused on residential and hospitality projects, including two mixed-use land development and construction projects totaling 350,000 SF.

**Chief Financial Officer**
Digital Lifestyles Group - Consumer Tech Products
2003 – 2005 • 2 yrs
Austin, Texas

• Provided executive leadership for financial systems, reporting, planning, financial controls, contract negotiations, capital raises, SEC filings and investor relations.

• Established a robust framework of corporate financial governance to position this personal computer and software company for restructuring its 150 employees and $150 million in revenue.

• Raised $10 million in equity and $15 million in debt to fund the launch of new hardware and software products targeting the youth market.

• Successfully negotiated joint venture and vendor agreements with Chinese contract manufacturers.

• Identified and implemented methods to improve financial controls, accounting procedures and policies, and achieved 100% compliance with SOX regulations; managed inventory liquidations and oversaw the successful transfer of ownership to a Board member.

**Managing Director**
Credit Suisse
2000 – 2003 • 3 yrs
London, United Kingdom

* Recruited for the ability generate new business opportunities and to lead banking teams.

* Developed new investment banking relationships and increased revenue contribution from existing clients in the Telecom, Media and Technology sectors.

* Led the execution of M&A and financing transactions for private and public clients throughout Europe and exercised simultaneous supervisory authority over 8 multinational teams at any one time.

**Managing Director, ING Barings/Furman Selz**
ING
1997 – 2000 • 3 yrs
New York and London, United Kingdom

* Served as Managing Director for the U.S. Telecom Group for two years before advancing to the position of Managing Director and Head of the European Telecom Group.

* Responsible for delivering multiple first-time transactions within the U.S. telecom industry for the firm, including the first IPO, High Yield, Equity Private Placement and sell-side advisory transactions.

* Tasked with rebuilding the European Telecom Group following the acquisition of Furman Selz by ING Barings; assembled a high performing team with direct and indirect authority over 25 staff engaged in advisory, lending, and research; increased revenue contribution six times.

* Coordinated training to build competencies in M&A transactions, including spin-offs, subsidiary mergers and LBOs, as well as Capital Markets solutions in Leveraged Loans and High Yield Debt.

**Vice President**
Salomon Brothers
1992 – 1997 • 5 yrs
Global Telecom Group, New York

* Provided critical support to senior leadership in the capture of key relationships in investment banking, the production of marketing material, the development of quantitative and qualitative analyses, and the execution of M&A and capital markets transactions.

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## Education

**Harvard Business School**
MBA, Business

**Stanford University**
AB, International Relations and Humanities (cum laude)

## Volunteer Experience

**Treasurer Troop 10**
Boy Scouts of America:Greenwich Council
Sep 2013 – Present • 4 yrs 2 mos
Education

## Featured Skills & Endorsements

**Due Diligence** · 10 — **Steve Keith and 9 connections** have given endorsements for this skill

**Private Equity** · 10 — **Steve Keith and 9 connections** have given endorsements for this skill

**Mergers & Acquisi...** · 9 — Endorsed by **Anton Simunovic, who is highly skilled at this**

See 17 more skills

## Accomplishments

3 **Languages**
Croatian • French • German

## Interests

**Mark Tercek**
President and CEO of the Nature Conser...
202,196 followers

**Harvard Business School**
260,273 followers

**Bay Street Staffing**
10,825 followers

**Stanford University**
463,845 followers

**Juno Search Partners**
5,966 followers

**Harvard Business School Alumni (...**
29,207 members

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